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                                                                    Exhibit 16.1

[KPMG LETTERHEAD]


April 2, 2001


Securities and Exchange Commission
450 Fifth Street, NW
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for America West Holdings Corporation (the "Company") and under date of March 28, 2001, we reported on the consolidated balance sheets of America West Holdings Corporation and subsidiaries as of December 31, 2000 and 1999 and the related consolidated statements of income, cash flows and stockholders' equity for each of the years in the three year period ended December 31, 2000. On March 29, 2001, we were advised by America West Holdings Corporation that our appointment as principal accountants was terminated. We have read America West Holdings Corporation's statements contained under Item 9 of its Form 10-K dated April 2, 2001, and we agree with such statements, except that (1) we are not in a position to agree or disagree with the Company's statements that the decision to change auditors was not made as a result of a disagreement of any kind, the change was recommended by the Audit Committee and approved by the Board of Directors of America West Holdings Corporation, and that PricewaterhouseCoopers was not consulted prior to its engagement regarding the application of accounting principles to a specified transaction, either completed or proposed, the type of opinion that might be rendered on the Company's consolidated financial statements, or any matter that was either the subject of disagreement or a reportable event within the meaning of Item 304(a)(1) of Regulation S-K and (2) we are not aware of the existence of a condition required to be reported under Item 304(a)(1)(iv) of Regulation S-K, and therefore we take no position with respect to America West Holdings Corporation's statement that there have been no reportable events.


                                        KPMG LLP